Exhibit 10.17

Colfax Corporation
8730 Stony Point Pkwy
Suite 150
Richmond, VA 23235

tel	804.560.4070
fax	804.560.4076
www	colfaxcorp.com

December 19, 2008

Michael K. Dwyer

2001 Rose Family Drive

Midlothian, VA 23112 USA

Dear Mike:

This letter relates to our letter of understanding dated December 28, 2007 and is intended to clarify certain terms of the tax equalization program described in that letter of understanding. Payments to you or on your behalf will continue to be made as described in the letter of understanding except to the extent altered by this letter.

You will receive any payment you are entitled to under the tax equalization program that qualifies as a “tax gross-up payment,” as defined in regulations under Section 409A of the Internal Revenue Code, no later than the end of the next taxable year following the taxable year in which you remit the related taxes. Further, any amount you are entitled to have paid on your behalf that qualifies as a “tax gross-up payment” will be paid no later than the end of the next taxable year following the taxable year in which you become entitled to have such a payment made on your behalf.

Any reimbursements you are entitled to under the tax equalization program for unpaid taxes assessed following a tax audit or litigation addressing the existence or amount of a Federal, state, local, or foreign tax liability will also be made no later than the end of the next taxable year following the taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority. Where no taxes are remitted as a result of the audit or litigation, you will receive payment, or a payment on your behalf will be made, by the end of the taxable year immediately following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

These changes have been made in connection with recent modifications to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), and these provisions shall be interpreted in a manner consistent with regulations under Section 409A.

Please let me know if you have any questions.

Sincerely,

/s/ Steven W. Weidenmuller
Steven W. Weidenmuller
SVP Human Resources

/s/ Michael K. Dwyer	December 23, 2008
Michael K. Dwyer	Date